Exhibit 5.4

July 15, 2026

Stereotaxis, Inc.

710 North Tucker Boulevard, Suite 110

St. Louis, Missouri 63101

Re:	Stereotaxis, Inc. Registration Statement on Form S-3

Ladies and Gentlemen:

We refer to (i) the Registration Statement on Form S-1 (File No. 333-214255) (the “Initial Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), by Stereotaxis, Inc., a Delaware corporation (the “Company”), which was initially declared effective on November 15, 2016, as amended by the Post-Effective Amendments filed on March 30, 2018 and May 30, 2018, which was declared effective by the Commission on May 31, 2018 (collectively, the “Post-Effective Amendment” and together with the Initial Registration Statement, the “2016 Registration Statement”), relating to an aggregate of 86,065,014 shares of common stock of the Company, par value $0.001 per share (the “Common Stock”) that were originally registered under the Registration Statement and may be resold from time to time by the selling stockholders as set forth therein, and (ii) the Registration Statement on Form S-3 (File No. 333-272101) filed with the Commission under the Securities Act by the Company, which was initially declared effective on June 6, 2023 (the “2023 Registration Statement” and, together with the 2016 Registration Statement, the “Prior Registration Statements”), relating to an additional 10,000,000 shares of Common Stock that were originally registered under the Registration Statement and may be resold from time to time by the selling stockholders as set forth therein. We also refer to our opinions dated: (i) October 26, 2016, which was included as Exhibit 5.1 to the Initial Registration Statement, the Post-Effective Amendment and the 2023 Registration Statement, respectively, (ii) March 30, 2018, which was included as Exhibit 5.2 to the Post-Effective Amendment and the 2023 Registration Statement and (iii) May 19, 2023, which was included as Exhibit 5.3 to the 2023 Registration Statement.

We have acted as special counsel to the Company in connection with a Registration Statement on Form S-3 (the “2026 Registration Statement”), being filed on the date hereof by the Company with the Commission under the Securities Act, relating to the registration of 20,000,000 additional shares of Common Stock (the “Additional Conversion Shares”) issuable upon conversion of the Company’s Series A Convertible Preferred Stock (the “Preferred Shares”) issued to the selling stockholders set forth in the 2026 Registration Statement pursuant to that certain Securities Purchase Agreement (the “Purchase Agreement”), dated as of September 26, 2016, by and among the Company and the investors party thereto. The 2026 Registration Statement is also being filed to act as a post-effective amendment to each of the Prior Registration Statements. Additionally, the prospectus included in the 2026 Registration Statement is a combined prospectus relating to both the Additional Conversion Shares registered under the Registration Statement and all of the conversion shares previously covered by the Prior Registration Statements.

Stereotaxis, Inc. July 15, 2026 Page 2

In connection herewith, we have examined the 2026 Registration Statement, the Prior Registration Statements, the Purchase Agreement and the Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock of the Company. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of the Amended and Restated Certificate of Incorporation, as amended, and the Restated Bylaws of the Company and such other corporate records, agreements and instruments of the Company, certificates of public officials and officers of the Company, and such other documents, records and instruments, and we have made such legal and factual inquiries, as we have deemed necessary or appropriate as a basis for us to render the opinions hereinafter expressed. In our examination of the foregoing, we have assumed the genuineness of all signatures, the legal competence and capacity of natural persons, the authenticity of documents submitted to us as originals and the conformity with authentic original documents of all documents submitted to us as copies or by facsimile or other means of electronic transmission, or which we obtained from the Commission’s Electronic Data Gathering, Analysis and Retrieval system (“EDGAR”) or other sites maintained by a court or governmental authority or regulatory body and the authenticity of the originals of such latter documents. If any documents we examined in printed, word processed or similar form have been filed with the Commission on EDGAR or such court or governmental authority or regulatory body, we have assumed that the document so filed is identical to the document we examined except for formatting changes. When relevant facts were not independently established, we have relied without independent investigation as to matters of fact upon statements of governmental officials and upon representations made in or pursuant to the 2026 Registration Statement, the Purchase Agreement and certificates and statements of appropriate representatives of the Company.

Based upon the foregoing and in reliance thereon, and subject to the assumptions, comments, qualifications, limitations and exceptions stated herein and the effectiveness of the 2026 Registration Statement under the Securities Act, we are of the opinion that the Additional Conversion Shares have been duly authorized for issuance and upon the issuance and delivery of the Additional Conversion Shares pursuant to the exercise, conversion and exchange of the Preferred Shares, the Additional Conversion Shares will be validly issued, fully paid and nonassessable.

Our opinions herein reflect only the application of the General Corporation Law of the State of Delaware (including the statutory provisions, all applicable provisions of the Delaware constitution and reported judicial decisions interpreting the foregoing). The opinions set forth herein are made as of the date hereof and are subject to, and may be limited by, future changes in the factual matters set forth herein, and we undertake no duty to advise you of the same. The opinions expressed herein are based upon the law in effect (and published or otherwise generally available) on the date hereof, and we assume no obligation to revise or supplement these opinions should such law be changed by legislative action, judicial decision or otherwise. In rendering our opinions, we have not considered, and hereby disclaim any opinion as to, the application or impact of any laws, cases, decisions, rules or regulations of any other jurisdiction, court or administrative agency.

We do not render any opinions except as set forth above. We hereby consent to the filing of this opinion as Exhibit 5.4 to the 2026 Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus filed as part thereof. We also consent to your filing copies of this opinion as an exhibit to the 2026 Registration Statement with agencies of such states as you deem necessary in the course of complying with the laws of such states regarding the offering and sale of the Additional Conversion Shares. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder.

Very truly yours,

/s/ Bryan Cave Leighton Paisner LLP

Bryan Cave Leighton Paisner LLP